Exhibit 5.1

                                November 7, 1997




Board of Directors
Tel-Save Holdings, Inc.
6805 Route 202
New Hope, Pennsylvania  18938

           Re:    Issuance of $300,000,000 Aggregate
                  Principal Amount of 4 1/2% Convertible
                  Subordinated Notes Due 2002 and
                  12,185,834 Shares of Common Stock by
                  Tel-Save Holdings, Inc.

Gentlemen:

             I am general counsel of Tel-Save Holdings, Inc. (the "Company") and have acted as such in connection with the Company's filing pursuant to the Securities Act of 1933, as amended, of a registration statement on Form S-3 (the "Registration Statement") relating to the offering for resale of up to $300,000,000 aggregate principal amount of 4 1/2% Convertible Subordinated Notes due 2002 (the "Notes") and 12,185,834 shares of the Company's common stock, par value $.01 per share (the "Shares"), by the Selling Holders named in the Registration Statement. You have requested my opinion as to certain matters with respect to the Notes and Shares.

             I have examined such corporate records of the Company, including its Amended and Restated Certificate of Incorporation, its Bylaws, and resolutions of the Company's board of directors (the "Board of Directors"), as well as such other documents as I deemed necessary for rendering the opinion hereinafter expressed.

             On the basis of the foregoing, I am of the opinion that the Notes have been duly authorized by the Board of Directors and are legally issued, fully paid and nonassessable, and the Shares have been duly authorized by the Board of Directors and, upon conversion of the Notes in accordance with their terms, will be legally issued, fully paid and nonassessable.

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             I hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of my name therein.

                                              Sincerely yours,



                                              /s/ Aloysius T. Lawn, IV
                                              ------------------------
                                              Aloysius T. Lawn, IV
                                                   General Counsel and
                                                   Secretary